[LOGO] b
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BREAKWATER RESOURCES LTD.
95 WELLINGTON STREET WEST, SUITE 950
TORONTO, ONT., M5J 2N7
                                                             Tel: (416) 363-4798
                                                             Fax: (416) 363-1315
--------------------------------------------------------------------------------
NEWS RELEASE                                            (TSX: BWR)

               BREAKWATER ANNOUNCES NET EARNINGS OF $4.1 MILLION,
                   AN INCREASE OF 86% OVER FIRST QUARTER 2004

Toronto, Canada, May 10, 2005...

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


The following discussion of the financial condition and results of the operations of Breakwater Resources Ltd. ("Breakwater" or the "Company") constitutes management's review of the factors that affected the Company's financial and operating performance for the quarter ended March 31, 2005, and factors reasonably expected to impact future operations and results, and should be read in conjunction with the Company's Notes to the Financial Statements and MD&A included in the 2004 Annual Report.

OVERVIEW

Breakwater is an exploration, development and mining company with operations in Canada, Honduras, Chile and Tunisia. The Company produces and sells zinc, lead and copper concentrates to customers around the world. All of the Company's gross sales revenue is transacted in US dollars, but they are reported for accounting purposes in Canadian dollars.

The following are the notable details related to the Company's financial results in the first quarter of 2005 compared with the first quarter of 2004.

o Gross sales revenue increased by 52 percent to $91.3 million on 108,507 tonnes of concentrate sold in 2005, from $60.2 million on 86,031 tonnes of concentrate sold in 2004.
o Contribution from mining activities increased by $1.6 million to $8.0 million in 2005, from $6.4 million in 2004.
o Metals prices were stronger in the first quarter of 2005; as the Company realized an average zinc price of US$1,256 per tonne compared with US$1,058 per tonne in 2004. The realized metal prices in Canadian dollar terms were offset to some degree by the stronger Canadian dollar which averaged C$1.2274 per US$ in 2005, compared with $1.3172 per US$ in 2004 (see realized metal price table).
o Net earnings increased to $4.1 million in 2005 compared with $2.2 million in 2004; an 86 percent increase. El Toqui mine negatively impacted net earnings in the quarter as all sales from the mine were covered by an old concentrate sales and treatment charge agreement that provided less than market net smelter returns. This coupled with higher production costs resulted in El Toqui incurring a net loss of $1.7 million in the quarter.
o Total concentrate production increased to 103,259 tonnes in 2005 from 84,590 tonnes in 2004 due to the inclusion of production from the Myra Falls mine, which was acquired in July 2004.
o Total production cash costs per pound of payable zinc increased in 2005 to US$0.40 from US$0.34. This increase was due to the inclusion of the higher-cost Myra Falls mine, higher production costs at the El Toqui mine, higher treatment charges and freight costs and the stronger Canadian dollar. The cash costs were partially offset by higher by-product credits (see non-GAAP reconciliation below for details).
o Exploration work continued at the El Toqui mine. Four holes were drilled in the gold-rich Aserradero area completing the current program. Work continued in the Concordia area and consisted of surface geochemistry, mapping and diamond drilling, where a total of 4,197 meters were drilled in 25 holes during the quarter. Work will continue on the Concordia area in the second quarter. Results from these drill programs should be available by the end of the second quarter of 2005.
o Labour negotiations were successfully completed in January 2005 at the Myra Falls mine. With this agreement, and those completed in 2004 at the El Toqui and El Mochito mines, the Company now has in place agreements at its three key operations covering the next three years.
o The Company completed mining and processing at the Bouchard-Hebert mine on February 20, 2005. An exploration program is underway to try and identify a new deposit on the 7,982 exploration hectares surrounding the mining lease. The processing facilities will remain in place pending the outcome of the exploration program in 2006, but reclamation of the mine and the tailings area has commenced.

     OUTLOOK

It is management's intent, as in the past, to increase production in a manner that is accretive to its shareholders. The Company's objective is to increase its ranking as a global zinc concentrate producer and increase its total base metal production.

With the resignation of Colin Benner (President and Chief Executive Officer) in December 2004 a committee of the Board of Directors has been appointed to direct the search for a new President and Chief Executive Officer. The committee has engaged a consultant to carry out this search. Due to the strength of the mining industry, the search process has been slower than anticipated. The Board of Directors is experienced in the resource business and the executives who are conducting the day-to-day affairs of the Company are operating effectively.

The completion of the processing expansion at El Toqui in 2004 will allow the plant to increase production to 520,000 tonnes in 2005 from 467,000 tonnes in 2004.

The acquisition of the Myra Falls mine in 2004 was a significant event for the Company and will be a major focus in 2005. The Company has made important changes to the on-site management and believes there is an opportunity to significantly improve the performance of this mine.

The Company expects to complete the reclamation work at Nanisivik in 2005 so that the only future requirement will be ongoing site monitoring.

The Bougrine mine will close in the third quarter of 2005. The Company has decided not to pursue the clinker grinding option and will commence reclamation of the mine in the fourth quarter of 2005, which is expected to be completed in 2006.

The Company has, and will be, committing significant resources across the organization in 2005 and 2006 to become compliant with Sarbanes Oxley by the end of 2006, and with other new regulatory and accounting requirements.

STATEMENT OF OPERATIONS REVIEW - FIRST QUARTERS 2005 AND 2004

     GROSS SALES REVENUE

Gross sales revenue from the sales of zinc, lead, copper and gold concentrates increased by 52 percent in the first quarter of 2005 to $91.3 million compared to $60.2 million in the same period of 2004. The revenue increase resulted from a 26 percent increase in tonnes of concentrate sold: 108,507 tonnes in 2005 compared with 86,031 tonnes in 2004 (zinc concentrate sales were slightly lower whereas copper and lead concentrate sales were significantly higher) and higher realized metal prices, partially offset by the stronger Canadian dollar (see tables below). The Company did not achieve the average LME price for zinc as sales of zinc concentrate from the El Toqui mine were made under an old concentrate sales and treatment agreement that provided lower than present market prices. This agreement has now expired.

------------------------------------------------------------------------ ------------------ -----------------
                                                                           FIRST QUARTER     FIRST QUARTER
SALES BY CONCENTRATE                                                           2005               2004
------------------------------------------------------------------------ ------------------ -----------------
Zinc - tonnes                                                                  74,695            77,948
------------------------------------------------------------------------ ------------------ -----------------
Lead - tonnes                                                                   9,137             4,100
------------------------------------------------------------------------ ------------------ -----------------
Copper - tonnes                                                                24,675             3,983
------------------------------------------------------------------------ ------------------ -----------------
Total tonnes sold                                                             108,507            86,031
------------------------------------------------------------------------ ------------------ -----------------


------------------------------------------------------------------------ ------------------ -----------------
                                                                           FIRST QUARTER     FIRST QUARTER
REALIZED PRICES                                                                2005               2004
------------------------------------------------------------------------ ------------------ -----------------
Zinc (US$/tonne)                                                              1,256             1,058
------------------------------------------------------------------------ ------------------ -----------------
Lead (US$/tonne)                                                                969               888
------------------------------------------------------------------------ ------------------ -----------------
Copper (US$/tonne)                                                            3,273             2,583
------------------------------------------------------------------------ ------------------ -----------------
Gold (US$/ounce)                                                                433               407
------------------------------------------------------------------------ ------------------ -----------------
Silver (US$/ounce)                                                             7.02              5.23
------------------------------------------------------------------------ ------------------ -----------------
Exchange rate (US$1.00/Cdn$) average                                         1.2274            1.3172
------------------------------------------------------------------------ ------------------ -----------------


------------------------------------------------------------------------ ------------------ -----------------
                                                                           FIRST QUARTER     FIRST QUARTER
AVERAGE LME METAL PRICES                                                       2005               2004
------------------------------------------------------------------------ ------------------ -----------------
Zinc (US$/tonne)                                                              1,315             1,070
------------------------------------------------------------------------ ------------------ -----------------
Lead (US$/tonne)                                                                978               844
------------------------------------------------------------------------ ------------------ -----------------
Copper (US$/tonne)                                                            3,267             2,734
------------------------------------------------------------------------ ------------------ -----------------
Gold (US$/ounce)                                                                427               408
------------------------------------------------------------------------ ------------------ -----------------
Silver (US$/ounce)                                                             6.98              6.67
------------------------------------------------------------------------ ------------------ -----------------
Exchange rate (US$1.00/Cdn$) average                                         1.2261            1.3182
------------------------------------------------------------------------ ------------------ -----------------


------------------------------------------------------------------------ ------------------ -----------------
                                                                           FIRST QUARTER     FIRST QUARTER
SALES BY PAYABLE METAL                                                         2005               2004
------------------------------------------------------------------------ ------------------ -----------------
Zinc - tonnes                                                                  33,068            35,518
------------------------------------------------------------------------ ------------------ -----------------
Lead - tonnes                                                                   5,422             2,619
------------------------------------------------------------------------ ------------------ -----------------
Copper - tonnes                                                                 5,084               579
------------------------------------------------------------------------ ------------------ -----------------
Gold - ounces                                                                  12,865             7,249
------------------------------------------------------------------------ ------------------ -----------------
Silver - ounces                                                               765,780           331,978
------------------------------------------------------------------------ ------------------ -----------------


------------------------------------------------------------------------ ------------------ -----------------
                                                                           FIRST QUARTER     FIRST QUARTER
GROSS SALES REVENUE BY METAL (thousands)                                       2005               2004
------------------------------------------------------------------------ ------------------ -----------------
Zinc (US$)                                                                      41.5              37.6
------------------------------------------------------------------------ ------------------ -----------------
Lead (US$)                                                                       5.3               2.3
------------------------------------------------------------------------ ------------------ -----------------
Copper (US$)                                                                    16.6               1.5
------------------------------------------------------------------------ ------------------ -----------------
Gold (US$)                                                                       5.6               3.0
------------------------------------------------------------------------ ------------------ -----------------
Silver (US$)                                                                     5.4               1.7
------------------------------------------------------------------------ ------------------ -----------------
Hedge settlement & mark-to-market adjustment                                     0.0             (0.4)
------------------------------------------------------------------------ ------------------ -----------------
   Total Gross sales revenue (US$)                                              74.4              45.7
------------------------------------------------------------------------ ------------------ -----------------
Realized exchange rate                                                        1.2274            1.3172
------------------------------------------------------------------------ ------------------ -----------------
   Total Gross sales revenue (Cdn$)                                             91.3              60.2
------------------------------------------------------------------------ ------------------ -----------------

The Company periodically hedges against fluctuations in metal prices and foreign exchange with the use of forward sales or options. The Company does not apply hedge accounting. Realized and mark-to-market gains or losses are included in gross sales revenue at the end of each period. The Company did not enter into any hedge positions in the first quarter of 2005 and had no hedge positions outstanding at the end of the quarter.

     NET REVENUE

Net revenue - the value of concentrates sold after deducting treatment charges, freight and marketing costs - increased by 56 percent to $61.4 million in the first quarter of 2005 from $39.3 million in the first quarter of 2004. Total treatment charges - the amount paid to smelters for refining concentrates to produce metal, and shipping and marketing costs - increased to $29.9 million in 2005 compared with $20.8 million in 2004. On a per-tonne-of-concentrate basis, these costs increased in 2005 to $276 per tonne sold compared with $242 per tonne in 2004. Price escalators (triggered by higher metal prices in all treatment charge agreements), higher market copper treatment charges and higher freight rates contributed to these higher treatment charges. However, these factors were partially offset by the stronger Canadian dollar as all of these costs are incurred in US dollars.

Zinc treatment charges were higher than the current market rate for El Toqui as the Company made final sales against an old agreement with higher treatment charges. Zinc treatment charges are expected to be lower over the balance of the 2005 as these higher priced agreements have expired.

     DIRECT OPERATING COSTS

Direct operating costs were $44.8 million ($413 per tonne of concentrate sold) in 2005 compared with $26.8 million ($312 per tonne of concentrate sold) in 2004. This increase was a result of more tonnes being sold (108,507 versus 86,031) and at higher unit costs. Unit costs were higher due to the inclusion of the higher-cost Myra Falls mine, the closure of the low-cost Bouchard-Hebert mine in February 2005, higher production costs at the El Toqui mine in 2005 compared with 2004 (due to increased labour and supplies costs and a one-time adjustment for mining concession costs) and the sale of a higher proportion of higher-cost copper concentrates.

------------------------------------------------------------------------ ------------------ ----------------
                                                                           FIRST QUARTER     FIRST QUARTER
DIRECT OPERATING COSTS ($ millions)                                            2005              2004
------------------------------------------------------------------------ ------------------ ----------------
Bouchard-Hebert                                                                 7.4              11.1
------------------------------------------------------------------------ ------------------ ----------------
Bougrine                                                                        3.7               6.2
------------------------------------------------------------------------ ------------------ ----------------
El Mochito                                                                      6.8               6.9
------------------------------------------------------------------------ ------------------ ----------------
El Toqui                                                                        6.7               2.6
------------------------------------------------------------------------ ------------------ ----------------
Myra Falls                                                                     20.2               n/a
------------------------------------------------------------------------ ------------------ ----------------
Total                                                                          44.8              26.8
------------------------------------------------------------------------ ------------------ ----------------

The total production cash costs per pound of payable zinc, which includes all minesite cash costs, treatment charges, ocean freight and other marketing costs, net of by-product credits, was US$0.40 in 2005 compared with US$0.34 in 2004 (see non-GAAP reconciliation of the total cash cost per pound of payable zinc below).

     NON-GAAP RECONCILIATIONS

------------------------------------------------------------------------ ------------------------------------
NON-GAAP RECONCILIATION OF TOTAL CASH COST PER POUND OF PAYABLE ZINC
TO CONSOLIDATED FINANCIAL STATEMENTS                                     ------------------ -----------------
                                                                           FIRST QUARTER     FIRST QUARTER
                                                                               2005               2004
------------------------------------------------------------------------ ------------------ -----------------
By-Product Credit ($ millions)
------------------------------------------------------------------------ ------------------ -----------------
   Gross sales revenue per financial statements                                  91.3              60.2
------------------------------------------------------------------------ ------------------ -----------------
   Less zinc sales revenue                                                     (59.7)            (45.6)
------------------------------------------------------------------------ ------------------ -----------------
   Inventory adjustment                                                           1.3             (0.3)
------------------------------------------------------------------------ ================== =================
                                                                                 32.9              14.3
------------------------------------------------------------------------ ================== =================

------------------------------------------------------------------------ ------------------ -----------------
 ($ millions)
------------------------------------------------------------------------ ------------------ -----------------
   Per financial statements                                                      29.9              20.8
------------------------------------------------------------------------ ------------------ -----------------
   Inventory adjustment                                                           5.1               1.5
------------------------------------------------------------------------ ================== =================
                                                                                 35.0              22.3
------------------------------------------------------------------------ ================== =================

------------------------------------------------------------------------ ------------------ -----------------
Direct operating costs ($ millions)
------------------------------------------------------------------------ ------------------ -----------------
   Per financial statements                                                      44.8              26.8
------------------------------------------------------------------------ ------------------ -----------------
   Inventory adjustment                                                         (7.3)             (2.1)
------------------------------------------------------------------------ ================== =================
                                                                                 37.5              24.7
------------------------------------------------------------------------ ================== =================

------------------------------------------------------------------------ ------------------ -----------------
Total cash costs - Canadian ($ millions)                                         39.6              32.7
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
    Exchange rate C$/US$                                                       1.2260            1.3167
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Total cash costs - US ($ millions)                                               32.3              24.8
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Zinc pounds produced (millions)                                                  80.7              72.2
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Production cash cost per pound of payable zinc (US$)
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------------------------
NON-GAAP RECONCILIATION OF TOTAL CASH COST PER POUND OF PAYABLE ZINC
TO CONSOLIDATED FINANCIAL STATEMENTS                                     ------------------ -----------------
                                                                           FIRST QUARTER     FIRST QUARTER
                                                                               2005               2004
------------------------------------------------------------------------ ------------------ -----------------
   By-Product Credit                                                           (0.33)            (0.15)
------------------------------------------------------------------------ ------------------ -----------------
   Treatment and marketing costs                                                 0.35              0.23
------------------------------------------------------------------------ ------------------ -----------------
   Direct operating costs                                                        0.38              0.26
------------------------------------------------------------------------ ------------------ -----------------
Total production cash cost per pound of payable zinc (US$)                       0.40              0.34
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------------------------
RECONCILIATION OF MINESITE OPERATING CASH COSTS PER TONNE MILLED TO
CONSOLIDATED FINANCIAL STATEMENTS                                        ------------------ -----------------
                                                                           FIRST QUARTER     FIRST QUARTER
                                                                               2005               2004
------------------------------------------------------------------------ ------------------ -----------------
Direct operating costs ($ millions)
------------------------------------------------------------------------ ------------------ -----------------
   Per financial statements                                                      44.8              26.8
------------------------------------------------------------------------ ------------------ -----------------
    Inventory adjustment                                                        (7.3)             (2.1)
------------------------------------------------------------------------ ================== =================
Minesite Operating Cash Costs - Canadian ($ millions)                            37.5              24.7
------------------------------------------------------------------------ ================== =================

------------------------------------------------------------------------ ------------------ -----------------
   Exchange rate C$/US$                                                        1.2260            1.3167
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Minesite Operating Cash Costs - US ($ millions)                                  30.6              18.7
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
   Tonnes milled (millions)                                                      0.75              0.61
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Minesite Operating Cash Costs per tonne milled (US$)                            41.22             30.77
------------------------------------------------------------------------ ------------------ -----------------

Total production cash costs per pound of payable zinc and minesite operating cash costs per tonne milled are furnished to provide additional information and are non-GAAP measures. These measures should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP and are not necessarily indicative of operating expenses as determined under GAAP. These measures are intended to provide investors with information about the cash generating capabilities of the Company's mining operations; the Company uses this information for the same purpose. Mining operations are capital intensive; these measures exclude capital expenditures. Capital expenditures are discussed throughout the MD&A and the consolidated financial statements.

     OTHER (INCOME) EXPENSES

-------------------------------------------------------------------------- ----------------- ----------------
                                                                             FIRST QUARTER    FIRST QUARTER
OTHER (INCOME) EXPENSES ($ millions)                                             2005              2004
-------------------------------------------------------------------------- ----------------- ----------------
General and administrative                                                       2.0              1.8
-------------------------------------------------------------------------- ----------------- ----------------
Stock based compensation                                                         0.2              0.2
-------------------------------------------------------------------------- ----------------- ----------------
Interest and financing                                                           0.2              0.1
-------------------------------------------------------------------------- ----------------- ----------------
Investment and other income                                                    (1.3)            (0.2)
-------------------------------------------------------------------------- ----------------- ----------------
Other foreign exchange loss                                                        -              0.4
-------------------------------------------------------------------------- ----------------- ----------------
Foreign exchange loss on US dollar denominated debt                                -              0.2
-------------------------------------------------------------------------- ----------------- ----------------
TOTAL OTHER EXPENSES (INCOME)                                                    1.1              2.5
-------------------------------------------------------------------------- ----------------- ----------------
Other non-producing property costs                                               3.0              1.3
-------------------------------------------------------------------------- ----------------- ----------------
Income and mining taxes (recovery) expense                                     (0.1)              0.4
-------------------------------------------------------------------------- ----------------- ----------------
Total Expense                                                                    4.0              4.2
-------------------------------------------------------------------------- ----------------- ----------------

     GENERAL AND ADMINISTRATIVE

General and administrative costs increased to $2.0 million in the first quarter of 2005 from $1.8 million in the same period of 2004. The main reasons for this $0.2 million increase were higher audit and consulting fees related to Sarbanes Oxley compliance work and consulting costs related to the CEO recruitment process.

     INTEREST AND FINANCING COSTS

Interest costs were higher in the first quarter of 2005 at $0.2 million compared with $0.1 million in the same period of 2004 due mainly to the interest expense related to the Red Mile royalty transaction (see note 9 to the 2004 annual consolidated financial statements for details).

     INVESTMENT AND OTHER INCOME

Investment and other income increased to $1.4 million dollars in the first quarter of 2005 from $0.2 million in the same period in 2004 due mainly to the sale of 5 million of the 11.3 million Yukon Zinc Corporation shares the Company acquired with the acquisition of the Myra Falls mine.

     FOREIGN EXCHANGE LOSS ON US DOLLAR DENOMINATED DEBT

The Company did not incur a foreign exchange loss or gain on US dollar denominated debt in the first quarter of 2005 compared to a loss of $0.4 million in the same period of 2004 as the US dollar debt was fully repaid in January 2004.

     OTHER FOREIGN EXCHANGE LOSS

The Company did not incur other foreign exchange losses or gains in the first quarter of 2005 compared with a loss of $0.2 million in the same period of 2004, as the Canadian/US dollar exchange rate remained relatively stable during the first quarter of 2005.

     OTHER NON-PRODUCING PROPERTY COSTS (INCOME)

Other non-producing property costs (income) include care and maintenance costs, holding costs and other costs related mainly to the Caribou, Langlois, Nanisivik and the Bouchard-Hebert mines, and revenues received from properties optioned or sold. In the first quarter of 2005 the Company incurred costs of $2.9 million related to non-producing properties compared with a cost of $1.3 million in the same period of 2004. The increase in 2005 was due to the closure of the Bouchard-Hebert mine in February 2005 and higher holding costs at the Nanisivik mine.

     CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE CHANGES IN NON-CASH WORKING
        CAPITAL ITEMS)

Strong metal prices continued to generate cash from operating activities (before changes in non-cash working capital items) of $10.2 million in the first quarter of 2005 compared with $9.7 million in the same period in 2004.

------------------------------------------------------------------------ ------------------ ----------------
Cash Provided from Operating Activities (before changes in non-cash
working items)                                                             FIRST QUARTER     FIRST QUARTER
($ millions)                                                                   2005              2004
------------------------------------------------------------------------ ------------------ ----------------
Contribution from mining activities                                             8.0              6.4
------------------------------------------------------------------------ ------------------ ----------------
Other expenses                                                                (1.1)            (2.5)
------------------------------------------------------------------------ ------------------ ----------------
Other non-producing property costs                                            (2.9)            (1.3)
------------------------------------------------------------------------ ------------------ ----------------
Income and mining taxes recovery (expense)                                      0.1            (0.4)
------------------------------------------------------------------------ ------------------ ----------------
Net earnings                                                                    4.1              2.2
------------------------------------------------------------------------ ------------------ ----------------
Closure cost expenditures                                                     (2.4)            (0.3)
------------------------------------------------------------------------ ------------------ ----------------
Non-cash expenses                                                               8.5              7.8
------------------------------------------------------------------------ ------------------ ----------------
Cash provided from operating activities (before changes in non-cash
working capital items)                                                         10.2              9.7
------------------------------------------------------------------------ ------------------ ----------------

LIQUIDITY AND FINANCIAL POSITION REVIEW

     WORKING CAPITAL

Working capital at March 31, 2005, was $38.5 million compared with $36.6 million at December 31, 2004, a $1.9 million increase.

     CURRENT ASSETS

Total current assets decreased by $4.2 million to $112.7 million at the end of the first quarter of 2005 from $116.9 million at the end of 2004. The main movement in the current assets is as follows:

o Cash and cash equivalents increased by $1.7 million reflecting improved operating cash flow.
o Short-term investments were reduced by $0.9 million as the Company sold 5.0 million of the 11.3 million shares of Yukon Zinc Corporation acquired with the acquisition of the Myra Falls mine.
o Accounts receivable increased by $1.6 million reflecting the higher sales volume in the quarter.
o Concentrate inventory was reduced by $7.1 million as more concentrate was sold in the quarter than was produced.
o Materials and supplies inventory was reduced by $1.4 million, mainly as inventories at mines which are carrying out closure plans were drawn down.
o Prepaid expenses and other current assets increased by $2.1 million due mainly to an increase of prepaid insurance premiums and prepaid ocean freight for concentrates.

     RESTRICTED CASH - SHORT-TERM AND RECLAMATION DEPOSITS

Total restricted cash - short-term and reclamation deposits increased by $1.6 million in the first quarter of 2005 to a total of $5.1 million as the Company provided additional funds as security for the reclamation obligations in the Province of Quebec. The restricted cash - short-term amount of $3.0 million mainly represents funds that will be used for reclamation at the Bouchard-Hebert mine over the next 12 months. The reclamation deposit amount of $2.1 million represents funds to secure the Company's reclamation obligations in the Province of New Brunswick. The Company will be required to fund an additional $20.0 million of reclamation security by the end of the year to satisfy its obligations in Quebec, New Brunswick and British Columbia.

     CURRENT LIABILITIES

Current liabilities decreased by $6.2 million to $74.1 million at the end of the first quarter of 2005, from $80.3 million at the end of 2004, mainly from a reduction in accounts payable and accrued liabilities.

     PROMISSORY NOTE

The Company received a promissory note in the amount of $11.8 million as part of the Red Mile royalty transaction completed in December 2004 (see note 9 to the 2004 annual consolidated financial statements for details). There was no change during the first quarter of 2005.

     LONG-TERM LIABILITIES

All long-term liabilities remain essentially unchanged at the end of the first quarter of 2005 compared to the end of 2004.

     LONG-TERM DEBT

Long-term debt remained unchanged at March 31, 2005 at $1.4 million; this amount relates to monies that will be repayable with the startup of the Langlois mine.

The Company terminated its credit facility in December 2004 and has no immediate plans to re-establish a Credit Facility, but is investigating concentrate prepayment options as a source of credit. In addition, the Company is reviewing financing options for the reopening of the Langlois mine in Quebec.

     EQUITY

During the first quarter of 2005, the Company issued 3,172,812 Common Shares for net proceed of $1.5 million. These shares were issued pursuant to the exercise of employee options for 2,550,000 million Common Shares, 500,000 Common Shares banker's warrants related to the prior credit facility, and 122,812 Common Shares pursuant to the Company's employee share purchase plan.

Shareholders' equity at March 31, 2005, was $147.1 million compared with $141.4 million at December 31, 2004, an increase of $5.7 million. This reflects a net earnings of $4.1 million for the first quarter of 2005, plus $1.5 million of proceeds from the issuance of Common Shares, a decrease in the contributed surplus of $0.3 million, and an increase in cumulative translation adjustments of $0.4 million.

     CAPITAL EXPENDITURES

The Company invested $9.0 million in mineral properties and fixed assets in the first quarter of 2005 compared with $5.0 million in the same period of 2004. The majority of the capital was spent as follows:

o El Mochito - $1.9 million - including $1.3 million on the construction of the Soledad tailings impoundment, $265,000 on mine development, $100,000 on exploration and the remainder on equipment replacement and reclamation.
o Bouchard-Hebert - $0.4 million for exploration around the existing mine area.
o    Langlois - $1.1 million for ongoing development activity.
o El Toqui - $1.8 million, including $0.6 million on exploration and development and $0.9 million on equipment replacement.
o Myra Falls - $3.8 million including $2.2 million in mine development and diamond drilling, $0.9 million in equipment replacement and $0.6 million on the surface ramp project.

     FINANCIAL CAPABILITY

With the existing working capital, the current metal prices and current Canadian/US dollar exchange rate, the Company is positioned to carry out its operating, capital and environmental programs in 2005, as presently contemplated.

The Company's financial capability is sensitive to metal prices and the Canadian/US dollar exchange rate (see sensitivity table in the Company's 2004 annual report).

     OPERATING REVIEW FOR THE THREE MONTHS ENDED MARCH 31, 2005

---------------------------- -------------------- ------------------- ------------------- -------------------
                                                   CONTRIBUTION
                                                   (LOSS) FROM
 OPERATING REVIEW FOR THE                              MINING                                 CAPITAL
    YEAR ENDED MARCH 31          NET REVENUE        ACTIVITIES(1)     NON-CASH COSTS(2)      EXPENDITURES
---------------------------- -------------------- ------------------- ------------------- -------------------
($ millions)                   2005       2004      2005      2004      2005      2004      2005      2004
---------------------------- ---------- --------- --------- --------- ---------- -------- --------- ---------
Bouchard-Hebert                13.2      19.7       4.5       6.6       1.2       2.1       0.4       0.4
---------------------------- ---------- --------- --------- --------- ---------- -------- --------- ---------
Bougrine                       5.5        7.0       0.6      (1.1)      1.1       1.9       0.1       0.1
---------------------------- ---------- --------- --------- --------- ---------- -------- --------- ---------
El Mochito                     11.9      10.0       3.5       2.0       1.6       1.0       1.9       0.9
---------------------------- ---------- --------- --------- --------- ---------- -------- --------- ---------
El Toqui                       6.0        3.3      (1.7)     (0.1)      1.1       0.8       1.8       2.8
---------------------------- ---------- --------- --------- --------- ---------- -------- --------- ---------
Myra Falls                     24.8       0.0       1.3       0.0       3.3       0.0       3.7       0.0
---------------------------- ---------- --------- --------- --------- ---------- -------- --------- ---------
Nanisivik                      0.0        0.0      (0.1)     (0.2)      0.1       0.2       0.0       0.0
---------------------------- ---------- --------- --------- --------- ---------- -------- --------- ---------
Langlois                       0.0        0.0       0.0       0.0       0.0       0.0       1.1       0.4
---------------------------- ---------- --------- --------- --------- ---------- -------- --------- ---------
Other                          0.0       (0.7)(3)  (0.1)     (0.8)      0.2       0.2       0.0       0.4
---------------------------- ---------- --------- --------- --------- ---------- -------- --------- ---------
Total                          61.4      39.3       8.0       6.4       8.6       6.2       9.0       5.0
---------------------------- ---------- --------- --------- --------- ---------- -------- --------- ---------

(1) After non-cash costs.
(2) Depreciation, depletion and accretion costs.
(3) Net realized from metal hedging activities.

PRODUCTION STATISTICS

Production of zinc in concentrate in the first quarter of 2005, totaled 95.1 million pounds compared with 85.4 million pounds in the first quarter of 2004. The increased zinc production during the quarter reflects the addition of production from the Myra Falls mine; however, zinc production from the Bouchard-Hebert mine was reduced due to the exhaustion of reserves at the mine during the quarter, and zinc production from the El Mochito and El Toqui mines was lower due to lower zinc head grades. Zinc production from the Bougrine mine was lower due to reduced mill throughput caused by operating conditions in the mine.

           ---------------------------------------------- -------------------------------------
           Zinc Production (million pounds of zinc                    FIRST QUARTER
           contained in concentrate)
           ---------------------------------------------- -------------------------------------
                                                                2005               2004
           ============================================== ================== ==================
           Myra Falls                                           30.4                 -
           ---------------------------------------------- ------------------ ------------------
           Bouchard-Hebert                                      13.9               31.5
           ---------------------------------------------- ------------------ ------------------
           Bougrine                                             13.8               15.0
           ---------------------------------------------- ------------------ ------------------
           El Mochito                                           21.8               22.7
           ---------------------------------------------- ------------------ ------------------
           El Toqui                                             15.2               16.2
           ---------------------------------------------- ------------------ ------------------
           Total zinc production                                95.1               85.4
           ---------------------------------------------- ------------------ ------------------

          ---------------------------------------------- --------------------------------------
          All Mines                                                  FIRST QUARTER
                                                         --------------------------------------
                                                                2005               2004
          ============================================== =================== ==================
          Ore Milled (tonnes)                                  742,379            609,160
          ---------------------------------------------- ------------------- ------------------
             Zinc (%)                                              6.6                7.2
          ---------------------------------------------- ------------------- ------------------
          Concentrate Production
          ---------------------------------------------- --------------------------------------
             Zinc (tonnes)                                      81,806             72,450
          ---------------------------------------------- ------------------- ------------------
             Copper (tonnes)                                    14,330              6,127
          ---------------------------------------------- ------------------- ------------------
             Lead (tonnes)                                       6,379              5,139
          ---------------------------------------------- ------------------- ------------------
             Gold (tonnes)                                         744                874
          ---------------------------------------------- ------------------- ------------------
          Metal in Concentrates
          ---------------------------------------------- --------------------------------------
             Zinc (tonnes)                                      43,145             38,641
          ---------------------------------------------- ------------------- ------------------
             Copper (tonnes)                                     3,111                921
          ---------------------------------------------- ------------------- ------------------
             Lead (tonnes)                                       4,304              3,468
          ---------------------------------------------- ------------------- ------------------
             Silver (ounces)                                   831,624            564,863
          ---------------------------------------------- ------------------- ------------------
             Gold (ounces)                                      20,551              6,363
          ---------------------------------------------- ------------------- ------------------
          Minesite Operating Costs
          ---------------------------------------------- --------------------------------------
             Per tonne milled (US$)                              41.22              30.77
          ---------------------------------------------- ------------------- ------------------
          Total Cash Costs
          ---------------------------------------------- --------------------------------------
             Per lb. payable zinc (US$)                           0.40               0.34
          ---------------------------------------------- ------------------- ------------------

BOUCHARD-HEBERT MINE

The Bouchard-Hebert mine closed permanently on February 20, 2005. The reduction in tonnes milled, zinc metal in concentrate and copper metal in concentrate reflects this closure. Improved metallurgy resulted in zinc recovery and zinc concentrate grades being higher in the first quarter of 2005 over the same period in 2004. Copper recovery and concentrate grades were also higher in the first quarter of 2005 over the same period in 2004 due to an increase in the copper head grade and improvements in metallurgy.

             ------------------------------------------- --------------------------------------
                                                                     FIRST QUARTER
                                                         --------------------------------------
                                                                2005               2004
             =========================================== =================== ==================
             Ore Milled (tonnes)                               118,933             256,816
             ------------------------------------------- ------------------- ------------------
                Zinc (%)                                           5.8                 6.2
             ------------------------------------------- ------------------- ------------------
                Copper (%)                                         0.5                 0.4
             ------------------------------------------- ------------------- ------------------
                Silver (g/t)                                        31                  27
             ------------------------------------------- ------------------- ------------------
                Gold (g/t)                                         1.1                 1.0
             ------------------------------------------- ------------------- ------------------
             Concentrate Production
             ------------------------------------------- --------------------------------------
                Zinc (tonnes)                                   11,299              25,877
             ------------------------------------------- ------------------- ------------------
                      Recovery (%)                                91.1                90.4
             ------------------------------------------- ------------------- ------------------
                      Grade (%)                                   55.7                55.3
             ------------------------------------------- ------------------- ------------------
                Copper (tonnes)                                  3,028               6,127
             ------------------------------------------- ------------------- ------------------
                      Recovery (%)                                86.5                82.3
             ------------------------------------------- ------------------- ------------------
                      Grade (%)                                   15.5                15.0
             ------------------------------------------- ------------------- ------------------
             Metal in Concentrates
             ------------------------------------------- --------------------------------------
                Zinc (tonnes)                                    6,292              14,300
             ------------------------------------------- ------------------- ------------------
                Copper (tonnes)                                    470                 921
             ------------------------------------------- ------------------- ------------------
                Silver (ounces)                                 40,013              72,387
             ------------------------------------------- ------------------- ------------------
                Gold (ounces)                                    2,644               4,529
             ------------------------------------------- ------------------- ------------------
             Minesite Operating Costs
             ------------------------------------------- --------------------------------------
                Per tonne milled (C$)                            30.79               33.94
             ------------------------------------------- ------------------- ------------------
                Per lb. payable zinc (US$)                        0.27                0.29
             ------------------------------------------- ------------------- ------------------

     BOUCHARD-HEBERT MINE OUTLOOK

In line with the life-of-mine plan, the Bouchard-Hebert mine closed permanently on February 20, 2005, due to the exhaustion of the known mineral reserves. Reclamation work on the site commenced during the quarter. The Company has continued to explore the area around the mine, but no economic mineralization in the immediate mine area has been encountered. Based on the results to date, a decision has been made to remove the mobile equipment and some of the underground infrastructure and allow the mine to flood. The Company will continue to explore for mineral deposits on the 7,982 hectares of exploration claims surrounding the mining leases. The concentrator building and equipment will be left intact pending any success in discovering economic mineralization in the near term.

MYRA FALLS MINE

Breakwater acquired the Myra Falls operation as of July 23, 2004, and therefore no comparison can be made to past years.

             ------------------------------------------- -----------------------------------------
                                                                      FIRST QUARTER
                                                         -----------------------------------------
                                                                2005                 2004
             =========================================== =================== =====================
             Ore Milled (tonnes)                               264,476               n/a
             ------------------------------------------- ------------------- ---------------------
                Zinc (%)                                           6.1               n/a
             ------------------------------------------- ------------------- ---------------------
                Copper (%)                                         1.4               n/a
             ------------------------------------------- ------------------- ---------------------
                Silver (g/t)                                        55               n/a
             ------------------------------------------- ------------------- ---------------------
                Gold (g/t)                                         1.7               n/a
             ------------------------------------------- ------------------- ---------------------
             Concentrate Production
             ------------------------------------------- -----------------------------------------
                Zinc (tonnes)                                   26,240               n/a
             ------------------------------------------- ------------------- ---------------------
                      Recovery (%)                                85.7               n/a
             ------------------------------------------- ------------------- ---------------------
                      Grade (%)                                   52.6               n/a
             ------------------------------------------- ------------------- ---------------------
                Copper (tonnes)                                 11,302               n/a
             ------------------------------------------- ------------------- ---------------------
                      Recovery (%)                                73.2               n/a
             ------------------------------------------- ------------------- ---------------------
                      Grade (%)                                   23.4               n/a
             ------------------------------------------- ------------------- ---------------------
                Gold (tonnes)                                      8.2               n/a
             ------------------------------------------- ------------------- ---------------------
                      Recovery (%)                                20.9               n/a
             ------------------------------------------- ------------------- ---------------------
                      Grade (g/t)                               11,417               n/a
             ------------------------------------------- ------------------- ---------------------
             Metal in Concentrates
             ------------------------------------------- -----------------------------------------
                Zinc (tonnes)                                   13,794               n/a
             ------------------------------------------- ------------------- ---------------------
                Copper (tonnes)                                  2,641               n/a
             ------------------------------------------- ------------------- ---------------------
                Silver (ounces)                                396,942               n/a
             ------------------------------------------- ------------------- ---------------------
                Gold (ounces)                                    9,307               n/a
             ------------------------------------------- ------------------- ---------------------
             Minesite Operating Costs
             ------------------------------------------- -----------------------------------------
                Per tonne milled (C$)                            68.99               n/a
             ------------------------------------------- ------------------- ---------------------
             Total Cash Costs
             ------------------------------------------- -----------------------------------------
                Per lb. payable zinc (US$)                        0.44               n/a
             ------------------------------------------- ------------------- ---------------------

     MYRA FALLS MINE OUTLOOK

During the first quarter of 2005, the Company continued to integrate the Myra Falls mine into Breakwater's organization. During the quarter, a collective agreement with the Canadian Auto Workers (CAW local 3019) was finalized, with term to March 31, 2008.

Mine design and planning, both in the short and long-term, continued during the quarter with focus on the development of an optimum mine plan. The primary focus in the mining operations has been on materials handling from the operating face to the mill. During the quarter, development commenced on a ramp from surface to the underground operations. The ramp will improve ventilation and servicing of the mine and will provide exploration platforms for many areas that, to date, have been unexplored, but have high potential for new resources.

Work was also undertaken during the quarter on metallurgical improvements in the mill. During the quarter, significant improvements were made in the recovery of gold in the gravity circuit, with gold recovery increasing to 28 percent from the historical level of seven percent. Test work continued during the quarter on developing a lead concentrate of marketable quality, with the ultimate goal of reducing the quantity of lead reporting to the copper concentrate. Should this test work prove positive, there would be an increase in revenue from the copper concentrates, where the current quantity of lead is a significant penalty item.

BOUGRINE MINE

Production of zinc in concentrate decreased by seven percent in the first quarter of 2005 compared with the first quarter of 2004 due to a reduction in the quantity of tonnes milled. This planned reduction reflects a decrease in the number of stoping areas available as the mine is nearing the exhaustion of mineral reserves.

The higher lead head grade reflects the purchase and processing of ore from a government owned zinc/lead mining operation. During the quarter, a total of 6,907 tonnes of this material was processed.

                ---------------------------------------- -----------------------------------------
                                                                      FIRST QUARTER
                                                         -----------------------------------------
                                                                2005                 2004
                ======================================== =================== =====================
                Ore Milled (tonnes)                             71,107               78,353
                ---------------------------------------- ------------------- ---------------------
                   Zinc (%)                                       10.8                 10.8
                ---------------------------------------- ------------------- ---------------------
                   Lead (%)                                        3.4                  1.7
                ---------------------------------------- ------------------- ---------------------
                Concentrate Production
                ---------------------------------------- -----------------------------------------
                   Zinc (tonnes)                                11,707               12,642
                ---------------------------------------- ------------------- ---------------------
                         Recovery (%)                             81.9                 80.3
                ---------------------------------------- ------------------- ---------------------
                         Grade (%)                                53.5                 53.9
                ---------------------------------------- ------------------- ---------------------
                  Lead (tonnes)                                  2,962                1,597
                ---------------------------------------- ------------------- ---------------------
                         Recovery (%)                             81.7                 77.2
                ---------------------------------------- ------------------- ---------------------
                         Grade (%)                                65.6                 63.4
                ---------------------------------------- ------------------- ---------------------
                Metal in Concentrates
                ---------------------------------------- -----------------------------------------
                   Zinc (tonnes)                                 6,266                6,699
                ---------------------------------------- ------------------- ---------------------
                   Lead (tonnes)                                 1,944                1,079
                ---------------------------------------- ------------------- ---------------------
                Minesite Operating Costs
                ---------------------------------------- -----------------------------------------
                   Per tonne milled (US$)                        43.07                45.36
                ---------------------------------------- ------------------- ---------------------
                Total Cash Costs
                ---------------------------------------- -----------------------------------------
                   Per lb. payable zinc (US$)                     0.41                 0.42
                ---------------------------------------- ------------------- ---------------------

     BOUGRINE MINE OUTLOOK

Consistent with the life of mine plan, the Bougrine mine is expected to cease operations in September 2005. The option of converting the mill to a cement clinker grinding plant has been abandoned and the Company is presently investigating other uses for the Bougrine infrastructure. Closure of the tailings facility will commence once the mine closes.

EL MOCHITO MINE

Production of zinc metal in concentrate at El Mochito decreased by four percent in the first quarter of 2005 compared to the same period in 2004, due to lower zinc head grades. The production of lead metal in concentrate decreased by four percent in the first quarter of 2005 over the same period in 2004 due to a slight decrease in tonnes milled and decreased lead recovery. Silver production decreased quarter over quarter due to decreased silver head grades.

During the quarter, the Company continued its development and exploration programs in various areas of the mine with the most promise to increase reserves and resources, in the Salva Vida Northeast, Santo Nino, and San Jose areas.

                ---------------------------------------- -----------------------------------------
                                                                      FIRST QUARTER
                                                         -----------------------------------------
                                                                2005                 2004
                ======================================== =================== =====================
                Ore Milled (tonnes)                            159,941              160,910
                ---------------------------------------- ------------------- ---------------------
                   Zinc (%)                                        6.8                  7.0
                ---------------------------------------- ------------------- ---------------------
                   Lead (%)                                        1.8                  1.8
                ---------------------------------------- ------------------- ---------------------
                   Silver (g/t)                                     78                   93
                ---------------------------------------- ------------------- ---------------------
                Concentrate Production
                ---------------------------------------- -----------------------------------------
                   Zinc (tonnes)                                18,921               19,515
                ---------------------------------------- ------------------- ---------------------
                   Recovery (%)                                   91.8                 91.7
                ---------------------------------------- ------------------- ---------------------
                   Grade (%)                                      52.4                 52.8
                ---------------------------------------- ------------------- ---------------------
                   Lead (tonnes)                                 3,417                3,542
                ---------------------------------------- ------------------- ---------------------
                   Recovery (%)                                   81.4                 82.2
                ---------------------------------------- ------------------- ---------------------
                   Grade (%)                                      69.1                 67.5
                ---------------------------------------- ------------------- ---------------------
                Metal in Concentrates
                ---------------------------------------- -----------------------------------------
                   Zinc (tonnes)                                 9,915               10,302
                ---------------------------------------- ------------------- ---------------------
                   Lead (tonnes)                                 2,360                2,389
                ---------------------------------------- ------------------- ---------------------
                   Silver (ounces)                             354,828              431,289
                ---------------------------------------- ------------------- ---------------------
                Minesite Operating Costs
                ---------------------------------------- -----------------------------------------
                   Per tonne milled (US$)                        33.12                31.90
                ---------------------------------------- ------------------- ---------------------
                Total Cash Costs
                ---------------------------------------- -----------------------------------------
                   Per lb. payable zinc (US$)                     0.43                 0.29
                ---------------------------------------- ------------------- ---------------------

Direct operating costs increased by US$ 1.22 per tonne milled during the quarter. This was due to increased power and materials costs.

     EL MOCHITO MINE OUTLOOK

The Company intends to continue developing and exploring along the Salva Vida and Santo Nino trends in order to add resources and reserves in these areas. Surface exploration, including geochemistry and geophysics is expected to begin in the second quarter on several target areas.

During 2005, construction work will continue on the new Soledad tailings facility.

EL TOQUI MINE

The milled tonnage at El Toqui increased in the first quarter of 2005 compared to the same period in 2004 reflecting the changes made to the grinding circuit at the El Toqui mill. The changes were complete in mid-2004. Zinc head grades during the first quarter of 2005 were lower than in the same period in 2004, resulting in a seven percent decrease in zinc contained in concentrate. Gold head grades were considerably higher during the first quarter of 2005 than in the same period in 2004, resulting in a significant increase in gold production, also a reflection of mining the higher gold-grade Aserradero area. The higher gold grade has also resulted in a substantial increase in gold recovery during the first quarter of 2005 compared with the same period in 2004.

                ---------------------------------------- -----------------------------------------
                                                                      FIRST QUARTER
                                                         -----------------------------------------
                                                                2005                 2004
                ======================================== =================== =====================
                Ore Milled (tonnes)                            127,922              113,081
                ---------------------------------------- ------------------- ---------------------
                   Zinc (%)                                        6.0                  7.0
                ---------------------------------------- ------------------- ---------------------
                   Gold (g/t)                                      2.6                  0.8
                ---------------------------------------- ------------------- ---------------------
                Concentrate Production
                ---------------------------------------- -----------------------------------------
                   Zinc (tonnes)                                13,639               14,416
                ---------------------------------------- ------------------- ---------------------
                   Recovery (%)                                   90.0                 93.1
                ---------------------------------------- ------------------- ---------------------
                   Grade (%)                                      50.5                 51.0
                ---------------------------------------- ------------------- ---------------------
                   Gold (tonnes)                                   736                  874
                ---------------------------------------- ------------------- ---------------------
                   Recovery (%)                                   62.9                 28.3
                ---------------------------------------- ------------------- ---------------------
                   Grade (g/t)                                   399.5                 29.7
                ---------------------------------------- ------------------- ---------------------
                Metal in Concentrates
                ---------------------------------------- -----------------------------------------
                   Zinc (tonnes)                                 6,878                7,341
                ---------------------------------------- ------------------- ---------------------
                   Gold (ounces)                                 8,600                1,834
                ---------------------------------------- ------------------- ---------------------
                   Silver (ounces)                              39,841               61,188
                ---------------------------------------- ------------------- ---------------------
                Minesite Operating Costs
                ---------------------------------------- -----------------------------------------
                   Per tonne milled (US$)                        34.19                30.42
                ---------------------------------------- ------------------- ---------------------
                Total Cash Costs
                ---------------------------------------- -----------------------------------------
                   Per lb. payable zinc (US$)                     0.40                 0.42
                ---------------------------------------- ------------------- ---------------------

Direct operating costs increased by US$ 3.77 per tonne during the quarter, US$
2.17 of this was due to a tax adjustment on mining concession payments and the remainder was due to higher labour, concentrate haulage and power costs. The cost of materials, namely steel, copper sulphate and explosives, were also higher during the quarter.

     EL TOQUI MINE OUTLOOK

The milled tonnage at El Toqui will increase in 2005 due to operating a full-year at the new production rate. Gold production is forecasted to increase due to the higher gold grades from the Aserradero area.

Further exploration will be conducted on the Concordia area to add resources to this zone and to upgrade existing resources to reserves in support of a preliminary feasibility for mining the deposit. The Concordia deposit remains open in all directions.

LANGLOIS MINE

The Company is presently working with SRK on updating the SRK Langlois feasibility study, considering the current metal prices, operating and capital costs, the new mine development plan and the Canadian/US dollar exchange rate. It is expected that sufficient information will be available to make a decision on this project by the end of the second quarter.

NANISIVIK MINE

Reclamation activities continue at Nanisivik, with the contractor engaged to perform the majority of the work returning to site on April 01, 2005. There is an aggressive campaign planned for summer 2005 which should see the majority of the work completed this season. Wolfden Resources continues to dismantle and prepare for shipping the industrial complex which they have purchased, and also dismantle the DMS plant which will continue to be the property of CanZinco Ltd., a wholly-owned subsidiary of the Company ("CanZinco"). Discussions continue with a number of interested parties regarding certain other assets that are available at the Nanisivik site, in particular the DMS plant.

The Department of Indian Affairs and Northern Development (DIAND) has now been provided with a promissory note that brings the total amount of financial security in place to $17.6 million. This was the amount mandated by the Nunavut Water Board (NWB). The Company will soon be requesting from the NWB that the amount of financial security required be reduced, taking into consideration the amount of reclamation work that has been carried out to date.

CARIBOU MINE

Caribou continues on care and maintenance and the site continues to be managed by Bioteq Environmental Technologies Inc. ("Bioteq"). One of the obligations required of CanZinco for 2005 is the processing of 50,000 tonnes of tailings. Bioteq, at a cost to them of approximately $186,000, will soon be commissioning the plant that it requires and the treatment of tailings will occur over a four month period this summer.

The previously announced arrangement with Forest Gate Resources Inc. ("Forest Gate") was not approved by the Board of Directors. However, the Company is continuing discussions with Forest Gate with a view to completing an agreement which is more appropriate for this project.


SUMMARY OF QUARTERLY RESULTS
--------------------------------- ---------------------------------- ------------------------------------------------ ------------
                                                2003                                      2004                           2005
--------------------------------- ---------------------------------- ------------------------------------------------ ------------
                                          Q2          Q3         Q4         Q1         Q2            Q3           Q4           Q1
--------------------------------- ----------- ----------- ---------- ---------- ---------- ------------- ------------ ------------
Gross Sales Revenue                     61.7        41.6       51.4       60.2       52.5          66.1         61.5         91.3
($ millions)
--------------------------------- ----------- ----------- ---------- ---------- ---------- ------------- ------------ ------------
Net Earnings (Loss)                     10.8       (4.1)        0.3        2.2        4.4           2.3        (6.3)          4.1
($ millions)
--------------------------------- ----------- ----------- ---------- ---------- ---------- ------------- ------------ ------------
     Per share - basic                 $0.05     ($0.02)      $0.00      $0.01      $0.01         $0.01      ($0.02)        $0.01
--------------------------------- ----------- ----------- ---------- ---------- ---------- ------------- ------------ ------------
Weighted-average number of
Common Shares outstanding              196.7       197.0      211.4      343.8      344.5         362.7        353.5        365.7
(millions)
--------------------------------- ----------- ----------- ---------- ---------- ---------- ------------- ------------ ------------
     Per share - diluted               $0.05     ($0.02)      $0.00      $0.01      $0.01         $0.00      ($0.02)        $0.01
--------------------------------- ----------- ----------- ---------- ---------- ---------- ------------- ------------ ------------
(C$/US$) realized exchange
rate                                  1.4237      1.3722     1.3269     1.3172     1.3596        1.3127       1.2290       1.2274
--------------------------------- ----------- ----------- ---------- ---------- ---------- ------------- ------------ ------------
Average realized zinc price              768         810        859      1,058      1,006           988        1,095        1,256
(US$/t)
--------------------------------- ----------- ----------- ---------- ---------- ---------- ------------- ------------ ------------
Average realized zinc price            1,093       1,111      1,140      1,394      1,368         1,297        1,345        1,542
(C$/t)
--------------------------------- ----------- ----------- ---------- ---------- ---------- ------------- ------------ ------------
Concentrate tonnes sold              116,366      78,626     93,519     86,031     76,061        94,957       79,848      108,507
--------------------------------- ----------- ----------- ---------- ---------- ---------- ------------- ------------ ------------
Concentrate tonnes produced           88,011      83,116     89,667     84,590     86,115       111,790      106,241      103,259
--------------------------------- ----------- ----------- ---------- ---------- ---------- ------------- ------------ ------------

The quantity and the mix of the concentrate tonnes sold directly affects gross sales revenue. The recognition of revenue from the sale of concentrate can vary from quarter to quarter based on customer agreements, the availability of ships and compliance with Company's revenue recognition policy. As all sales are based in US dollars, the impact of the US dollar weakening against the Canadian dollar over the past eight quarters has reduced the realized Canadian dollar gross sales revenue.

Net earnings in 2003 were positively impacted by the foreign exchange gain on the US dollar denominated debt as a result of the stronger Canadian dollar. As well, in the second quarter of 2003, the Company realized a one-time gain of $10.3 million on the sale of the Lapa properties in Quebec.

OUTSTANDING SHARE DATA AND FULL DILUTION CALCULATION

The Company is authorized to issue an unlimited number of Common Shares and 200,000,000 Preferred Shares, issuable in series. There are no preferred shares outstanding. Each Common Share entitles the holder of record thereof to one vote at all meetings of shareholders of the Company, except at meetings at which only holders of another class or series of shares of the Company are entitled to vote. The table set forth below summarizes the Capital Stock. For a more complete description of certain elements please refer to note 8.

  ------------------------------------------------------------------------------------- -------------------
  Common Shares or Securities Convertible into Common Shares                                  May 02, 2005
  ------------------------------------------------------------------------------------- -------------------
  Common Shares                                                                                367,413,898
  ------------------------------------------------------------------------------------- -------------------
  Share Option Plan - Options
  Weighted average exercise price $0.98.                                                         9,310,767
  ------------------------------------------------------------------------------------- -------------------
  30,801,410 warrants granted at $0.20, 15,400,705 expire March 2, 2007 and
  15,400,705 expire May 2, 2007.                                                                30,801,410
  ------------------------------------------------------------------------------------- -------------------
  3,000,000 warrants granted at $0.19, expire March 27, 2006.                                    1,000,000
  ------------------------------------------------------------------------------------- -------------------
  Warrants granted at $1.00, expire January 28, 2009 - traded on TSX                            33,571,429
  ------------------------------------------------------------------------------------- -------------------
  DILUTED                                                                                      442,097,504
  ------------------------------------------------------------------------------------- -------------------


BREAKWATER RESOURCES LTD.
CONSOLIDATED BALANCE SHEETS
As at March 31, 2005 and December 31, 2004
(Expressed in thousands of Canadian dollars)
--------------------------------------------------------------------------------------------------------------------
                                                                                      MARCH 31,        December 31,
                                                                                        2005                2004
====================================================================================================================
ASSETS                                                                               (Unaudited)
CURRENT ASSETS
Cash and cash equivalents                                                          $   14,346  $            12,667
Restricted cash - short-term                                                            3,046                3,391
Short-term investments (quoted market value - 2005: $2,552; 2004: $3,886)               1,712                2,633
Accounts receivable - concentrate                                                       8,228                6,622
Other receivables                                                                       6,655                6,488
Concentrate inventory                                                                  49,082               56,215
Materials and supplies inventory                                                       22,425               23,863
Prepaid expenses and other current assets                                               7,172                5,022
--------------------------------------------------------------------------------------------------------------------
                                                                                      112,666              116,901
RECLAMATION DEPOSITS                                                                    2,054                  100
MINERAL PROPERTIES AND FIXED ASSETS                                                   155,095              153,073
LONG-TERM INVESTMENT                                                                    5,615                5,615
PROMISSORY NOTE                                                                        11,785               11,785
--------------------------------------------------------------------------------------------------------------------
                                                                                   $  287,215  $           287,474
====================================================================================================================

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                           $   30,826  $            35,558
Provisional payments for concentrate inventory shipped and not priced                  22,419               22,962
Short-term debt                                                                           146                  256
Income and mining taxes payable                                                           147                  441
Current portion of reclamation, closure cost accruals and other
   environmental obligations                                                           20,579               21,081
--------------------------------------------------------------------------------------------------------------------
                                                                                       74,117               80,298
DEFERRED INCOME                                                                         1,833                1,848
ROYALTY OBLIGATION                                                                     11,979               11,696
LONG-TERM DEBT                                                                          1,425                1,424
RECLAMATION, CLOSURE COST ACCRUALS AND OTHER ENVIRONMENTAL OBLIGATIONS                 42,620               42,673
EMPLOYEE FUTURE BENEFITS                                                                6,299                6,446
FUTURE TAX LIABILITIES                                                                  1,881                1,681
--------------------------------------------------------------------------------------------------------------------
                                                                                      140,154              146,066
--------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Capital stock                                                                         327,916              326,403
Warrants                                                                                8,561                8,561
Contributed surplus                                                                     2,784                3,120
Deficit                                                                              (183,600)            (187,667)
Cumulative translation adjustments                                                    (8,600)               (9,009)
--------------------------------------------------------------------------------------------------------------------
                                                                                      147,061              141,408
--------------------------------------------------------------------------------------------------------------------
                                                                                   $  287,215  $           287,474
====================================================================================================================

BREAKWATER RESOURCES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
For the Periods Ended March 31, 2005 and 2004
(Expressed in thousands of Canadian dollars except share and per share amounts)
(Unaudited)
----------------------------------------------------------------------------------------------------------------
                                                                                      THREE MONTHS ENDED
                                                                                           MARCH 31,
                                                                               2005                       2004
================================================================================================================

Gross sales revenue                                                  $       91,301            $        60,172
Treatment and marketing costs                                                29,925                     20,837
----------------------------------------------------------------------------------------------------------------
Net revenue                                                                  61,376                     39,335
----------------------------------------------------------------------------------------------------------------

OPERATING COSTS
Direct operating costs                                                       44,802                     26,792
Depreciation and depletion                                                    7,273                      5,079
Reclamation and closure costs                                                 1,280                      1,076
----------------------------------------------------------------------------------------------------------------
                                                                             53,355                     32,947
----------------------------------------------------------------------------------------------------------------
CONTRIBUTION FROM MINING ACTIVITIES                                           8,021                      6,388
----------------------------------------------------------------------------------------------------------------
OTHER EXPENSES (INCOME)
General and administrative                                                    2,006                      1,763
Stock-based compensation                                                        226                        186
Interest and financing                                                          231                        142
Investment and other income                                                 (1,361)                       (235)
Foreign exchange loss on U.S. dollar denominated debt                             -                        431
Foreign exchange loss, other                                                      -                        228
----------------------------------------------------------------------------------------------------------------
                                                                              1,102                      2,515
----------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE THE FOLLOWING:                                                6,919                      3,873
----------------------------------------------------------------------------------------------------------------

Other non-producing property costs                                            2,956                      1,295
Income and mining taxes (recovery) expense                                    (104)                        389
----------------------------------------------------------------------------------------------------------------
                                                                              2,852                      1,684
----------------------------------------------------------------------------------------------------------------
NET EARNINGS                                                                  4,067                      2,189
DEFICIT - BEGINNING OF PERIOD                                             (187,667)                   (190,291)
================================================================================================================
DEFICIT - END OF PERIOD                                              $    (183,000)            $      (188,102)
================================================================================================================

EARNINGS PER SHARE - BASIC                                           $         0.01            $          0.01
================================================================================================================
DILUTED EARNINGS PER COMMON SHARE                                    $         0.01            $          0.01
================================================================================================================
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
                                                                        365,679,000                343,811,000
================================================================================================================

BREAKWATER RESOURCES LTD.
Consolidated Statements of Cash Flows
For the Periods Ended March 31, 2005 and 2004
(Expressed in thousands of Canadian dollars)
(Unaudited)
------------------------------------------------------------------------------------------------------------------
                                                                                          THREE MONTHS ENDED
                                                                                               MARCH 31,
                                                                                       2005                 2004
==================================================================================================================
CASH PROVIDED FROM (USED FOR)
OPERATING ACTIVITIES
Net earnings                                                               $          4,067  $             2,189
Non-cash items:
     Depreciation and depletion                                                       7,273                5,079
     Gain on sale of investment                                                       (830)                    -
     Other non-cash items                                                              (10)                   12
    Stock-based compensation                                                            226                  186
    Deferred income                                                                    (15)                    -
     Future income taxes                                                                200                1,466
     Reclamation and closure cost accruals and other
     environmental obligations                                                        1,280                1,076
     Employee future benefits                                                           421                    -
------------------------------------------------------------------------------------------------------------------
                                                                                     12,612               10,008
Payment of reclamation, closure costs and other environmental
   obligations                                                                      (1,821)                (252)
Payment of employee future benefits                                                   (568)                    -
Changes in non-cash working capital items                                             1,244                2,457
------------------------------------------------------------------------------------------------------------------
                                                                                     11,467               12,213
------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
     Decrease in restricted cash short-term                                             345                  355
    Issue of common shares for cash                                                     951               34,077
     Issue of warrants for cash                                                           -                3,270
     Decrease in short-term debt                                                      (113)              (9,760)
     Increase (decrease) long-term debt                                                   1             (14,106)
------------------------------------------------------------------------------------------------------------------
                                                                                      1,184              13,826
------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
     Reclamation deposits                                                           (1,954)                    -
     Mineral properties and fixed assets                                            (9,018)              (4,957)
     Proceeds from sale of fixed assets                                                   -                  140
------------------------------------------------------------------------------------------------------------------
                                                                                   (10,972)              (4,817)
------------------------------------------------------------------------------------------------------------------
INCREASE IN CASH                                                                      1,679               21,232
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                      12,667                6,033
------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - END OF PERIOD                                  $         14,346  $            27,265
==================================================================================================================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
     Interest                                                              $             54  $               175
     Income and mining taxes                                               $            345  $               126

OTHER INFORMATION

Additional information regarding the Company is included in the Company's Annual Information Form filed with the Canadian securities regulators and the 40-F filed with the United States Securities and Exchange Commission, a copy of which is posted on the SEDAR website at WWW.SEDAR.COM.

                  CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

Certain statements included in this news release are forward-looking statements, which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "will", "should", "intent", "objective", "believes", "anticipates", "expects", "expected", "indicative", "investigating", "will continue", "pending", "intends", forecasted" and other similar expressions are intended to identify forward-looking statements. In particular, statements relating to the estimated future metal prices, cash flows, expenses, capital costs, ore production, mine life, financing, construction and commissioning are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and subject to other factors, many of which are beyond our control that may cause the actual results or performance to differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others, asset impairment, metal price volatility, fluctuations in foreign exchange rates, economic and political events affecting metal supply and demand, fluctuations in ore grade or ore tonnes milled, geological, operating and environmental risks, problems during the development, construction and start-up phases of an underground mine, inadequacy of environmental insurance. For a more comprehensive review of risk factors, please refer to the Company's most recent Annual Information Form, the annual report under "Management's Discussion and Analysis of Financial Results" and Form 40-F under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities filed on SEDAR at www.sedar.com. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.





For further information please contact:

Garth A.C. MacRae                               Richard Godfrey
President and Chief Executive Officer           Vice President, Finance
(416) 363-4798 Ext. 231                         And Chief Financial Officer
                                                (416) 363-4798 Ext. 276